Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full-Year 2024 Operating and Financial Results

•2024 Full-Year Revenue of $8.70 Billion
•Full-Year Net Loss of $2.08 Billion, Reflecting Third-Quarter Non-Cash Charge
•Full-Year Adjusted EBITDA of $2.73 Billion
•Full-Year Free Cash Flow of $1.02 Billion
•SiriusXM Reaffirms 2025 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – January 30, 2025 – SiriusXM today announced its fourth quarter and full-year 2024 operating and financial results, including revenue of $2.19 billion and $8.70 billion, respectively, representing declines of 4% and 3%, respectively, compared to the same periods in 2023. The company reported net income of $287 million for the fourth quarter and a net loss of $2.08 billion for the full year 2024, compared to net income of $228 million and $988 million in the prior year, respectively. Earnings per diluted common share were $0.83 and $(6.14) for the fourth quarter and full-year 2024, respectively, compared to $0.67 and $2.77, respectively, in the same periods in 2023.

In the fourth quarter of 2024, adjusted EBITDA totaled $688 million, a 4% decline from $715 million in the same 2023 period. For the full year 2024, adjusted EBITDA was $2.73 billion, reflecting a 2% decline compared to $2.79 billion in the prior year. The decrease was driven by declines in subscriber revenue, partially offset by lower costs of services, personnel-related costs, sales and marketing, product and technology and general and administrative expenses. The company maintained a stable adjusted EBITDA margin of 31%.

"At the end of 2024, we took significant steps to refocus on SiriusXM’s core strengths and enhance operational efficiency," said Jennifer Witz, Chief Executive Officer. "By prioritizing our core in-car subscription business, leveraging our streaming capabilities, and growing our leadership in ad-supported audio, we are well-positioned to deliver long-term value. Looking ahead, we are energized by the opportunities to build on this strategy and continue offering unparalleled audio experiences through our platforms."
“I’m proud of the progress we made in 2024 to sharpen our strategy and strengthen our financial foundation," said Tom Barry, Chief Financial Officer. "We met our 2024 guidance targets, including adjusted EBITDA of approximately $2.73 billion with a solid margin of 31%, making strategic investments supported by disciplined cost management. In 2025, we are focused on generating $1.15 billion in free cash flow and achieving an additional $200 million in run-rate savings exiting the year, enabling us to continue investing in the business and returning capital to stockholders while reducing leverage. Our focus will remain on operational efficiency and ROI-driven decisions to ensure value creation going forward.”

SEGMENT HIGHLIGHTS
Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-platform.” Further information regarding these two segments will be contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2024. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Fourth Quarter and Full-Year 2024 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM added approximately 149,000 self-pay subscribers in the fourth quarter of 2024, an increase of 18,000 compared to the fourth quarter of 2023. For the full-year 2024, self-pay subscribers decreased by 296,000, an improvement over the full-year decrease of 445,000 self-pay subscribers in 2023. SiriusXM ended 2024 with approximately 33 million total subscribers. Paid promotional subscribers declined by 79,000 during the fourth quarter and declined by 353,000 for the full-year 2024. The SiriusXM trial funnel reached approximately 7.3 million by the end of 2024, compared to 7.2 million in 2023 and 6.8 million in 2022. Self-pay monthly churn for the fourth quarter of 2024 finished strong, decreasing to 1.5%, down 10 basis points from the fourth quarter of 2023.

Full-Year Revenue of $6.6 Billion
In 2024, SiriusXM's total revenue was $6.6 billion, a 4% decrease from 2023. This decrease was primarily driven by a 4% reduction in subscriber revenue, attributed to a smaller average base of self-pay subscribers; a 6% decline in equipment revenue; and a 6% decline in other revenue. Additionally, for the full-year 2024, Average Revenue Per User (ARPU) decreased by $0.35 to $15.21, reflecting the impact of a growing number of self-pay streaming-only and promotional subscriptions, lower rates from automakers offering paid promotional plans, and a 1% decline in advertising revenue.

Full-Year Gross Profit of $3.9 Billion
Total cost of services at SiriusXM was $2.6 billion for 2024, a 2% decrease compared to the prior year. Gross profit at SiriusXM totaled $3.9 billion, a decrease of 6% compared to the $4.2 billion recorded in 2023, producing a gross margin of 60%, one percentage point lower than the prior year.

Business and Programming Highlights
In the fourth quarter of 2024, SiriusXM continued to deliver unique programming and value for its core subscribers. On programming, live sports remains a key differentiator for SiriusXM, highlighted by extensive coverage of the inaugural 12-team college football playoff and the 2024-2025 NBA season, reinforcing the company’s unmatched sports audio offering. For music fans, SiriusXM marked the anniversary of its exclusive Life with John Mayer channel by launching How’s Life, a new interview series hosted by the singer-songwriter. In podcasting, SiriusXM expanded its network with the renewal and expansion of its agreement with best-selling author and podcaster Mel Robbins, which includes future exclusive talk programming.

Additionally, in the fourth quarter, SiriusXM announced a new agreement with ESPN+, offering unique subscription bundles to new and existing customers of both services, providing sports fans even more to enjoy.
In-car, SiriusXM launched its service in select Tesla and Rivian models already on the road as part of each company’s holiday update, rapidly scaling its reach to millions of new customers through innovative streaming integrations. The company also successfully launched SXM-9, the latest addition to its satellite fleet. With SiriusXM’s new tech center of excellence now operational in Ireland, the company is poised to drive innovation and enhance customer experiences.

Pandora and Off-platform Fourth Quarter and Full-Year 2024 Segment Highlights

Pandora and Off-platform Self-Pay Subscribers of 5.8 Million
Self-pay subscribers of the Pandora Plus and Pandora Premium services decreased by 101,000 during the fourth quarter of 2024 to end the year at 5.8 million. The decrease was driven by a decline in trial starts and lower retention due to price increases on certain self-pay plans.

Full-Year Revenue of $2.15 Billion
Pandora and Off-platform revenue totaled $2.15 billion for the full-year 2024, a 2%, or $33 million, increase compared to $2.11 billion recorded in 2023. Advertising revenue within the segment reached $1.6 billion in 2024, a $17 million year-over-year increase, driven by growth in podcasting and programmatic sales as well as ad tech fees from our AdsWizz platform. Subscriber revenue rose by 3% to $540 million compared the prior year, supported by price increases in select Pandora plans.

Full-Year Gross Profit of $705 Million
Total cost of services in 2024 decreased by 2% to $1.44 billion, compared to $1.48 billion in 2023. This reduction contributed to a gross profit of $705 million for the Pandora and Off-platform segment, an 11% increase over the prior year. The segment's gross margin improved to 33%, an increase of 3 percentage points year-over-year.

ADDITIONAL FINANCIAL HIGHLIGHTS

Subscriber acquisition costs increased by 3% year-over-year to $369 million in 2024. Sales and marketing expenses decreased by 4% to $849 million, while product and technology costs fell by 9% to $252 million. General and administrative expenses saw a significant decline, dropping 16% to $429 million.

SiriusXM generated $1.015 billion in free cash flow in 2024, a decrease of approximately $167 million compared to the prior year. This decline was primarily driven by costs related to the Liberty Media transactions, timing differences in tax payments between the former SiriusXM and Liberty, higher capital expenditures, and increased cash taxes.

In the fourth quarter, SiriusXM distributed $92 million through dividends and reinitiated share buybacks late in the year, completing $18 million of repurchases in December and January. For the full year, SiriusXM returned a total of $400 million in dividends to stockholders, which included dividend payments to the former parent company in 2024. The company continues to prioritize a disciplined capital allocation, targeting a long-term leverage ratio in the low-to-mid 3’s range and ending 2024 with a net debt-to-adjusted EBITDA ratio of 3.7 times.

The full-year 2024 net loss of $2.08 billion reflects a non-cash impairment charge of approximately $3.36 billion recorded in the third quarter, resulting from an assessment of the fair value of the company’s goodwill based on a sustained lower share price, as SiriusXM’s share price converged with those of the Liberty Media tracking stocks heading into the closing of the transactions. This non-cash charge does not impact the company’s cash flow, ongoing operations, or liquidity.

2025 FULL-YEAR FINANCIAL GUIDANCE
The company reiterated its full-year 2025 guidance for revenue, adjusted EBITDA, and free cash flow as follows:
•Total revenue of approximately $8.5 billion,
•Adjusted EBITDA of approximately $2.6 billion, and
•Free cash flow of approximately $1.15 billion.

FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Revenue:	(unaudited)	(unaudited)
Subscriber revenue	$1,633	$1,720	$6,616	$6,866
Advertising revenue	477	479	1,773	1,758
Equipment revenue	42	51	182	193
Other revenue	36	37	128	136
Total revenue	2,188	2,287	8,699	8,953
Operating expenses:
Cost of services:
Revenue share and royalties	717	733	2,835	2,895
Programming and content	155	162	611	618
Customer service and billing	113	113	448	476
Transmission	53	53	225	206
Cost of equipment	3	4	10	14
Subscriber acquisition costs	97	89	369	359
Sales and marketing	219	251	894	931
Product and technology	71	88	296	322
General and administrative	119	140	497	608
Depreciation and amortization	123	163	578	624
Impairment, restructuring and other costs	12	36	3,453	92
Total operating expenses	1,682	1,832	10,216	7,145
(Loss) income from operations	506	455	(1,517)	1,808
Other income (expense), net
Interest expense	(117)	(130)	(496)	(534)
Gain on extinguishment of debt	12	(27)	12	—
Other income (expense), net	(8)	(47)	136	(64)
Total other expense	(113)	(204)	(348)	(598)
(Loss) income before income taxes	393	251	(1,865)	1,210
Income tax expense	(106)	(23)	(210)	(222)
Net (loss) income	$287	$228	$(2,075)	$988
Net (loss) income per common share:
Basic	$0.85	$0.68	$(6.14)	$2.91
Diluted	$0.83	$0.67	$(6.14)	$2.77
Weighted average common shares outstanding:
Basic	339	337	338	339
Diluted	359	357	338	362
Dividends declared per common share	$0.270	$0.266	$1.068	$0.992

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$162	$306
Receivables, net	676	709
Related party current assets	21	36
Prepaid expenses and other current assets	290	310
Total current assets	1,149	1,361
Property and equipment, net	2,109	1,791
FCC licenses	8,610	8,600
Other intangible assets, net	1,579	1,710
Goodwill	12,390	15,209
Equity method investments	1,043	715
Other long-term assets	641	670
Total assets	$27,521	$30,056
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,284	$1,303
Accrued interest	172	174
Current portion of deferred revenue	1,050	1,195
Current maturities of debt, including $— and $574 measured at fair value, respectively	61	1,079
Other current liabilities	48	192
Related party current liabilities	116	8
Total current liabilities	2,731	3,951
Long-term deferred revenue	82	88
Long-term debt, including $594 and $688 measured at fair value, respectively	10,314	10,073
Deferred tax liabilities	2,220	2,414
Other long-term liabilities	1,100	428
Total liabilities	16,447	16,954
Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 339 and zero shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Former Parent's investment	—	(5,284)
Accumulated other comprehensive (loss) income, net of tax	(46)	7
Treasury stock, at cost; 26 thousand and zero shares of common stock at December 31, 2024 and December 31, 2023, respectively	(1)	—
Retained earnings	11,121	15,353
Total stockholders' equity/Former Parent's investment	11,074	10,076
Non-controlling interests	—	3,026
Total equity	11,074	13,102
Total liabilities and equity	$27,521	$30,056

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(in millions)	2024	2023
Cash flows from operating activities:
Net (loss) income	$(2,075)	$988
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	578	624
Non-cash impairment and restructuring costs	3,355	26
Non-cash interest expense, net of amortization of premium	24	14
Unrealized gains on intergroup interests, net	—	(68)
Realized and unrealized (gains) losses on financial instruments, net	(115)	126
Gain on extinguishment of debt	(12)	—
Share of losses of equity method investments, net	116	19
Share-based payment expense	200	203
Deferred income tax (benefit) expense	(161)	(40)
Amortization of right-of-use assets	44	45
Other charges, net	46	61
Changes in operating assets and liabilities:
Receivables and other assets	(128)	(148)
Deferred revenue	(150)	(119)
Payables and other liabilities	19	98
Net cash provided by operating activities	1,741	1,829
Cash flows from investing activities:
Additions to property and equipment	(728)	(650)
Other investing activities, net	(242)	(46)
Net cash used in investing activities	(970)	(696)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(44)	(64)
Revolving credit facility borrowings	2,105	1,670
Revolving credit facility repayments	(2,105)	(1,750)
Proceeds from long-term borrowings, net of costs	1,100	1,011
Repayments of long-term borrowings	(1,809)	(2,032)
Settlement of intergroup interests	—	273
Common stock repurchased and retired	(6)	(274)
Dividends paid	(143)	(65)
Other financing activities, net	(14)	43
Net cash used in financing activities	(916)	(1,188)
Net decrease in cash, cash equivalents and restricted cash	(145)	(55)
Cash, cash equivalents and restricted cash at beginning of period (1)	315	370
Cash, cash equivalents and restricted cash at end of period (1)	$170	$315
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of December 31,
(in millions)	2024	2023
Cash and cash equivalents	$162	$306
Restricted cash included in Other long-term assets	8	9
Total cash, cash equivalents and restricted cash at end of period	$170	$315

Unaudited Results
Set forth below are our results of operations for the three and twelve months ended December 31, 2024 compared with the three and twelve months ended December 31, 2023. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,			2024 vs 2023 Change
					For the	Three Months		Twelve Months
(in millions)	2024	2023	2024	2023		Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,499	$1,585	$6,076	$6,342		$(86)	(5)%	$(266)	(4)%
Advertising revenue	43	43	167	169		—	—%	(2)	(1)%
Equipment revenue	42	51	182	193		(9)	(18)%	(11)	(6)%
Other revenue	36	37	128	136		(1)	(3)%	(8)	(6)%
Total Sirius XM revenue	1,620	1,716	6,553	6,840		(96)	(6)%	(287)	(4)%
Pandora and Off-platform:
Subscriber revenue	134	135	540	524		(1)	(1)%	16	3%
Advertising revenue	434	436	1,606	1,589		(2)	—%	17	1%
Total Pandora and Off-platform revenue	568	571	2,146	2,113		(3)	(1)%	33	2%
Total revenue	2,188	2,287	8,699	8,953		(99)	(4)%	(254)	(3)%
Cost of services
Sirius XM:
Revenue share and royalties	388	402	1,565	1,603		(14)	(3)%	(38)	(2)%
Programming and content	130	133	517	518		(3)	(2)%	(1)	—%
Customer service and billing	92	92	364	388		—	—%	(24)	(6)%
Transmission	41	43	186	166		(2)	(5)%	20	12%
Cost of equipment	3	4	10	14		(1)	(25)%	(4)	(29)%
Total Sirius XM cost of services	654	674	2,642	2,689		(20)	(3)%	(47)	(2)%
Pandora and Off-platform:
Revenue share and royalties	329	331	1,270	1,292		(2)	(1)%	(22)	(2)%
Programming and content	16	19	58	66		(3)	(16)%	(8)	(12)%
Customer service and billing	20	20	79	83		—	—%	(4)	(5)%
Transmission	11	8	34	34		3	38%	—	—%
Total Pandora and Off-platform cost of services	376	378	1,441	1,475		(2)	(1)%	(34)	(2)%
Total cost of services	1,030	1,052	4,083	4,164		(22)	(2)%	(81)	(2)%
Subscriber acquisition costs	97	89	369	359		8	9%	10	3%
Sales and marketing	208	239	849	886		(31)	(13)%	(37)	(4)%
Product and technology	62	75	252	276		(13)	(17)%	(24)	(9)%
General and administrative	103	118	429	510		(15)	(13)%	(81)	(16)%
Depreciation and amortization	123	163	578	624		(40)	(25)%	(46)	(7)%
Impairment, restructuring and other costs	12	36	3,453	92		(24)	(67)%	3,361	3653%
Legal settlements and reserves	3	7	3	31		(4)	(57)%	(28)	(90)%
Share-based payment expense (1)	44	53	200	203		(9)	(17)%	(3)	(1)%
Total operating expenses	1,682	1,832	10,216	7,145		(150)	(8)%	3,071	43%
Income (loss) from operations	506	455	(1,517)	1,808		51	11%	(3,325)	(184)%
Other income (expense), net
Interest expense	(117)	(130)	(496)	(534)		13	10%	38	7%
Gain on extinguishment of debt	12	(27)	12	—		39	144%	12	nm
Other income (expense), net	(8)	(47)	136	(64)		39	83%	200	nm
Total other expense	(113)	(204)	(348)	(598)		91	45%	250	42%
Income (loss) before income taxes	393	251	(1,865)	1,210		142	57%	(3,075)	(254)%
Income tax expense	(106)	(23)	(210)	(222)		(83)	(361)%	12	5%
Net (loss) income	$287	$228	$(2,075)	$988		$59	26%	$(3,063)	nm

Adjusted EBITDA	$688	$715	$2,732	$2,790		$(27)	(4)%	$(58)	(2)%

Gross Profit - Sirius XM	$966	$1,042	$3,911	$4,151		$(76)	(7)%	$(240)	(6)%
Gross Margin % - Sirius XM	60%	61%	60%	61%		(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$192	$193	$705	$638		$(1)	(1)%	$67	11%
Gross Margin % - Pandora and Off-platform	34%	34%	33%	30%		—%	—%	3%	10%

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(1)    Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2024	2023	2024	2023
Programming and content - Sirius XM	$8	$9	$33	$31
Customer service and billing - Sirius XM	1	1	5	5
Transmission - Sirius XM	1	1	4	5
Programming and content - Pandora and Off-platform	1	1	3	3
Transmission - Pandora and Off-platform	—	1	1	1
Sales and marketing	11	12	45	45
Product and technology	9	13	44	46
General and administrative	13	15	65	67
Total share-based payment expense	$44	$53	$200	$203

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Annual Report on Form 10-K for the year ended December 31, 2024.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of December 31, 2024 compared to December 31, 2023:

	As of December 31,		2024 vs 2023 Change
(subscribers in thousands)	2024	2023	Amount	%
Sirius XM
Self-pay subscribers	31,646	31,942	(296)	(1)%
Paid promotional subscribers	1,580	1,933	(353)	(18)%
Ending subscribers	33,226	33,875	(649)	(2)%
Sirius XM Canada subscribers	2,516	2,629	(113)	(4)%

Pandora and Off-platform
Monthly active users - all services	43,344	46,026	(2,682)	(6)%
Self-pay subscribers (1)	5,774	6,053	(279)	(5)%
(1)    Pandora Self-pay subscribers includes Cloud Cover subscribers of 57 and 45 as of December 31, 2024 and 2023, respectively.

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2024 and 2023:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2024 vs 2023 Change
					Three Months		Twelve Months
(subscribers in thousands)	2024	2023	2024	2023	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	149	131	(296)	(445)	18	14%	149	33%
Paid promotional subscribers	(79)	(225)	(353)	15	146	nm	(368)	nm
Net additions	70	(94)	(649)	(430)	164	174%	(219)	(51)%
Weighted average number of subscribers	33,118	33,843	33,292	33,993	(725)	(2)%	(701)	(2)%
Average self-pay monthly churn	1.5%	1.6%	1.6%	1.6%	(0.1)%	(6)%	—%	—%
ARPU (1)	$15.11	$15.63	$15.21	$15.56	$(0.52)	(3)%	$(0.35)	(2)%
SAC, per installation	$17.19	$12.14	$14.55	$13.18	$5.05	42%	$1.37	10%

Pandora and Off-platform
Self-pay subscribers (2)	(101)	(107)	(279)	(199)	6	6%	(80)	(40)%
Net additions	(101)	(107)	(279)	(199)	6	6%	(80)	(40)%
Weighted average number of subscribers	5,856	6,091	5,929	6,169	(235)	(4)%	(240)	(4)%
Ad supported listener hours (in billions)	2.39	2.53	9.94	10.48	(0.14)	(6)%	(0.54)	(5)%
Advertising revenue per thousand listener hours (RPM)	$108.37	$111.27	$100.59	$99.39	$(2.90)	(3)%	$1.20	1%

Total Company
Adjusted EBITDA	$688	$715	$2,732	$2,790	$(27)	(4)%	$(58)	(2)%
Free cash flow	$516	$402	$1,015	$1,182	$114	28%	$(167)	(14)%

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(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $41 and $40 for the three months ended December 31, 2024 and 2023, respectively, and $164 and $161 for the years ended December 31, 2024 and 2023, respectively.
(2) Pandora and Off-platform self-pay subscriber net additions includes Cloud Cover net additions of 3 and 2 for the three months ended December 31, 2024 and 2023, respectively, and 12 and 8 for the years ended December 31, 2024 and 2023, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net (loss) income:	$287	$228	$(2,075)	$988
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	3	7	3	31
Former Parent operating costs	—	1	15	32
Impairment, restructuring and other costs	12	36	3,453	92
Share-based payment expense	44	53	200	203
Depreciation and amortization	123	163	578	624
Interest expense	117	130	496	534
Gain on extinguishment of debt	(12)	27	(12)	—
Other (income) expense, net	8	47	(136)	64
Income tax expense	106	23	210	222
Adjusted EBITDA	$688	$715	$2,732	$2,790

Reconciliation of Free Cash Flow:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash Flow information
Net cash provided by operating activities	$679	$528	$1,741	$1,829
Net cash used in investing activities	(178)	(131)	(970)	(696)
Net cash used in financing activities	(466)	(417)	(916)	(1,188)
Free Cash Flow
Net cash provided by operating activities	679	528	1,741	1,829
Additions to property and equipment	(165)	(129)	(728)	(650)
Sales of other investments	2	3	2	3
Free cash flow (1)	$516	$402	$1,015	$1,182

Reconciliation of SAC, per installation:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Subscriber acquisition costs, excluding connected vehicle services	$97	$89	$369	$359
Less: margin from sales of radios and accessories, excluding connected vehicle services	(39)	(47)	(172)	(179)
	$58	$42	$197	$180
Installations (in thousands)	3,357	3,426	13,545	13,640
SAC, per installation (a)	$17.19	$12.14	$14.55	$13.18
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc
SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 160 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; the imposition of tariffs by the United States government could have a major effect on the United States auto industry, which SiriusXM is dependent upon as a material source of new subscribers; failure of our satellites would significantly damage our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and environmental, social and governance expectations and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class action and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2024, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com